Exhibit 10.82

CONFIDENTIAL & PROPRIETARY

This exempted limited partnership is the general partner of Financial Credit Investment II, L.P. and its parallel funds and earns the “carried interest” on Financial Credit Investment II, L.P. profits.

Financial Credit Investment Advisors II, L.P.

Amended and Restated Agreement of Exempted

Limited Partnership

Dated June 12, 2014
and agreed as amongst the parties hereto to be effective from January 1, 2014

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS	1

ARTICLE 2 FORMATION AND ORGANIZATION	7

Section 2.1	Continuation 7

Section 2.2	Name 7

Section 2.3	Organizational Certificates and Other Filings 7

Section 2.4	Offices 7

Section 2.5	Term of Partnership 7

Section 2.6	Purpose of the Partnership 8

Section 2.7	Actions by Partnership 8

Section 2.8	Continuation and/or Admission of Partners 8

ARTICLE 3 CAPITAL	9

Section 3.1	Contributions to Capital 9

Section 3.2	Rights of Partners in Capital 10

Section 3.3	Capital Accounts 10

Section 3.4	Allocation of Profit and Loss 11

Section 3.5	Tax Allocations 12

Section 3.6	Reserves; Adjustments for Certain Future Events 12

Section 3.7	Finality and Binding Effect of General Partner’s Determinations 13

Section 3.8	Alternative GP Vehicles 13

i

ARTICLE 4 DISTRIBUTIONS	14

Section 4.1	Distributions 14

Section 4.2	Mandatory Purchases and Repurchases of AGM Shares 15

Section 4.3	Withholding of Certain Amounts 16

Section 4.4	Limitation on Distributions 16

Section 4.5	Distributions in Excess of Basis 16

ARTICLE 5 MANAGEMENT	17

Section 5.1	Rights and Powers of the General Partner 17

Section 5.2	Delegation of Duties 18

Section 5.3	Transactions with Affiliates 19

Section 5.4	Expenses 19

Section 5.5	Rights of Limited Partners 19

Section 5.6	Other Activities of General Partner 20

Section 5.7	Duty of Care; Indemnification 20

ARTICLE 6 ADMISSIONS, TRANSFERS AND WITHDRAWALS	22

Section 6.1	Admission of Additional Limited Partners; Effect on Points 22

Section 6.2	Admission of Additional General Partner 22

Section 6.3	Transfer of Interests of Limited Partners 22

Section 6.4	Withdrawal of Partners 24

Section 6.5	Pledges 24

ARTICLE 7 ALLOCATION OF POINTS; ADJUSTMENTS OF POINTS AND RETIREMENT OF PARTNERS	24

Section 7.1	Allocation of Points 24

Section 7.2	Retirement of Partner 27

Section 7.3	Effect of Retirement on Points 27

ARTICLE 8 DISSOLUTION AND LIQUIDATION	29

Section 8.1	Liquidation and Dissolution of Partnership 29

ARTICLE 9 GENERAL PROVISIONS	29

Section 9.1	Consistent Economic Treatment 29

Section 9.2	Amendment of Partnership Agreement and Co-Investors (A) Partnership Agreement 30

Section 9.3	Special Power-of-Attorney 31

Section 9.4	Notices 33

Section 9.5	Agreement Binding Upon Successors and Assigns 33

Section 9.6	Merger, Consolidation, etc. 33

Section 9.7	Governing Law; Dispute Resolution 34

Section 9.8	Termination of Right of Action 35

Section 9.9	Not for Benefit of Creditors 35

Section 9.10	Reports 35

Section 9.11	Filings 35

Section 9.12	Headings, Gender, Etc. 36

FINANCIAL CREDIT INVESTMENT ADVISORS II, L.P.

A Cayman Islands exempted Limited Partnership

AMENDED AND RESTATED AGREEMENT OF EXEMPTED LIMITED PARTNERSHIP
This Amended and Restated Agreement of Exempted Limited Partnership (this “Agreement”) of Financial Credit Investment Advisors II, L.P. (the “Partnership”), a Cayman Islands exempted limited partnership, is dated June 12, 2014 and agreed as amongst the parties to be effective from January 1, 2014, by and among Financial Credit II Capital Management, LLC, a Delaware limited liability company, as the sole general partner of the Partnership (the “General Partner”), and the Persons whose names and addresses are set forth on the Register of Partnership Interests (as defined herein) under the caption “Limited Partners” as limited partners.
W I T N E S S E T H :
WHEREAS, the Partnership was formed pursuant to an Initial Exempted Limited Partnership Agreement of the Partnership, dated May 10, 2013 (the “Original Agreement”), entered into between the General Partner and APH Holdings, L.P., a Cayman Islands exempted limited partnership and registered as an exempted limited partnership under the Partnership Law (as defined herein) on May 10, 2013; and
WHEREAS, the parties wish to amend and restate the Original Agreement in its entirety.
NOW, THEREFORE, the parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
Capitalized terms used but not otherwise defined herein have the following meanings:
“Affiliate” means with respect to any Person any other Person directly or indirectly controlling, controlled by or under common control with such Person. Except as the context otherwise requires, the term “Affiliate” in relation to AGM includes each collective investment fund and other client account sponsored or managed by AGM or its affiliated asset management entities, but, in each case, does not include Portfolio Companies except with respect to Bad Acts.
“AGM” means Apollo Global Management, LLC, a Delaware limited liability company.
“AGM Share” means one Class A share of AGM issued in accordance with the terms and conditions set forth in Section 4.2 and Exhibits A-1 and A-2 hereto.
“Agreement” means this Amended and Restated Agreement of Exempted Limited Partnership, as amended or supplemented from time to time.
“Alternative GP Vehicle” has the meaning ascribed to that term in Section 3.8.

“APH” means APH Holdings, L.P., a Cayman Islands exempted limited partnership, and any other entity that holds Points for the benefit (directly or indirectly) of AGM and AP Professional Holdings, L.P. in its capacity as a Limited Partner.
“Applicable Points” has the meaning ascribed to that term in Section 7.1(d)(v).
“Award Letter” means, with respect to any Limited Partner, the letter agreement between the Partnership and such Limited Partner setting forth (a) such Limited Partner’s initial Points, (b) any restrictive covenants with respect to such Limited Partner, and (c) any other terms applicable to such Partner.
“Bad Act” means a Limited Partner’s:
(a)    commission of an intentional violation of a material law or regulation in connection with any transaction involving the purchase, sale, loan, pledge or other disposition of, or the rendering of investment advice with respect to, any security, asset, futures or forward contract, insurance contract, debt instrument or currency, in each case, that has a significant adverse effect on the Limited Partner’s ability to perform his or her services to AGM or any of its Affiliates;
(b)    commission of an intentional and material breach of a material provision of a written AGM Code of Conduct (other than any AGM Code of Conduct adopted after the date of such Limited Partner’s admission to the Partnership with the primary purpose of creating or finding “Bad Acts”);
(c)    commission of intentional misconduct in connection with the performance by the Limited Partner of his or her services for AGM or any of its Affiliates;
(d)    commission of any misconduct that, individually or in the aggregate, has caused or substantially contributed to, or is reasonably likely to cause or substantially contribute to, material economic or reputational harm to AGM or any of its Affiliates (excluding any mistake of judgment made in good faith with respect to a portfolio investment or account managed by AGM or its Affiliates, or a communication made to the principals or other partners, in a professional manner, of a good faith disagreement with a proposed action by AGM or any of its Affiliates);
(e)    conviction of a felony or plea of no contest to a felony charge, in each case if such felony relates to AGM or any of its Affiliates;
(f)    fraud in connection with the performance by the Limited Partner of his or her services for AGM or any of its Affiliates; or
(g)    embezzlement from AGM or any of its Affiliates or interest holders;
provided, however, that

(i)    the Limited Partner has failed to cure within 15 days after notice thereof, to the extent such occurrence is susceptible to cure, the items set forth in clauses (b) and (d), and
(ii)    during the pendency of any felony charge under clause (e), AGM and its Affiliates may suspend payment of any distributions in respect of the Limited Partner’s Points, and if (A) the Limited Partner is later acquitted or otherwise exonerated from such charge, or (B) the employment or service of such Limited Partner with AGM or its applicable Affiliate does not terminate, then (1) AGM or its applicable Affiliate shall pay to the Limited Partner all such accrued but unpaid distributions with respect to vested Points, with interest calculated from the date such distributions were suspended at the prime lending rate in effect on the date of such suspension, and (2) throughout the period of suspension (or until the date of termination of employment or service, if earlier), distributions with respect to unvested Points shall continue to accrue, and Points shall continue to vest, in accordance with the terms and conditions set forth herein.
“Capital Account” means with respect to each Partner the capital account established and maintained on behalf of such Partner as described in Section 3.3.
“Capital Loss” means, for each Fund with respect to any Fiscal Year, the portion of any Net Loss and any Portfolio Investment Loss allocable to the Partnership, but only to the extent such allocation is made by such Fund to the Partnership in proportion to the Partnership’s capital contribution to such Fund, as determined pursuant to the Fund LP Agreement.
“Capital Profit” means, for each Fund with respect to any Fiscal Year, the portion of any Net Income and any Portfolio Investment Gain allocable to the Partnership, but only to the extent such allocation is made by such Fund to the Partnership in proportion to the Partnership’s capital contribution to such Fund, as determined pursuant to the Fund LP Agreement.
“Clawback Payment” means any payment required to be made by the Partnership to any Fund pursuant to section 10.3 of the Fund LP Agreement of such Fund.
“Clawback Share” means, with respect to any Limited Partner and any Clawback Payment, a portion of such Clawback Payment equal to (a) the cumulative amount distributed to such Limited Partner prior to the time of determination of Operating Profit attributable to the Fund to which the Clawback Payment is required to be made, divided by (b) the cumulative amount so distributed to all Partners with respect to such Operating Profit attributable to such Fund.
“Co-Investors (A)” means FCI Co-Investors II (A), L.P., a Cayman Islands exempted limited partnership.
“Co-Investors (A) Partnership Agreement” means the amended and restated limited partnership agreement of Co-Investors (A), dated the date hereof.
“Code” means the United States Internal Revenue Code of 1986, as amended and as hereafter amended, or any successor law.

“Covered Person” has the meaning ascribed to that term in Section 5.7.
“Disability” has the meaning ascribed to that term in the Apollo Global Management LLC 2007 Omnibus Equity Incentive Plan.
“FCI” means Financial Credit Investment II, L.P., a Cayman Islands exempted limited partnership, and any successor thereto, to the extent the context so requires.
“Final Adjudication” has the meaning ascribed to that term in Section 5.7.
“Fiscal Year” means, with respect to a year, the period commencing on January 1 of such year and ending on December 31 of such year (or on the date of a final distribution pursuant to Section 8.1(a)), unless the General Partner shall elect another fiscal year for the Partnership which is a permissible taxable year under the Code.
“Fund” means each of FCI and each “Parallel Fund” within the meaning of the Fund LP Agreement of FCI. Such term also includes each alternative investment vehicle created by FCI and/or any such Parallel Fund, to the extent the context so requires. As of the date hereof, the Funds are FCI.
“Fund General Partner” means the Partnership in its capacity as a general partner of any of the Funds pursuant to the Fund LP Agreements.
“Fund LP Agreement” means the limited partnership agreement of any of the Funds, as amended from time to time, and, to the extent the context so requires, the corresponding constituent agreement, certificate or other document governing each such Fund.
“General Partner” means Financial Credit II Capital Management, LLC, a Delaware limited liability company, in its capacity as general partner of the Partnership or any successor to the business of the General Partner in its capacity as general partner of the Partnership.
“Grant Date” has the meaning ascribed to that term in Section 4.2(b).
“Holdback Amount” has the meaning ascribed to that term in Section 4.2(a).
“JAMS” has the meaning ascribed to that term in Section 9.7(b).
“Limited Partner” means any Person admitted as a limited partner to the Partnership in accordance with this Agreement, including any Retired Partner, until such Person is withdrawn entirely as a limited partner of the Partnership in accordance with the terms hereof, in his capacity as a limited partner of the Partnership. All references herein to a Limited Partner shall be construed as referring collectively to such Limited Partner and to each Related Party of such Limited Partner (and to each Person of which such Limited Partner is a Related Party) that also is or that previously was a Limited Partner, except to the extent that the General Partner determines that the context does not require such interpretation as between such Limited Partner and his Related Parties. For purposes of the Partnership Law, all Limited Partners shall be considered a single class or group and only those Persons who are recorded, from time to time, on the Register of Partnership Interests shall be deemed to be a limited partner of the Partnership.
“Management Company” has the meaning ascribed to that term in each of the Fund LP Agreements.
“Net Income” has the meaning ascribed to that term in each of the Fund LP Agreements.
“Net Loss” has the meaning ascribed to that term in each of the Fund LP Agreements.
“Operating Loss” means, with respect to any Fiscal Year, any net loss of the Partnership, adjusted to exclude (a) any Capital Profit or Capital Loss and (b) the effect of any reorganization, restructuring or other capital transaction proceeds derived by the Partnership. To the extent derived from any Fund, any items of income, gain, loss, deduction and credit shall be determined in accordance with the same accounting policies, principles and procedures applicable to the determination by the relevant Fund, and any items not derived from a Fund shall be determined in accordance with the accounting policies, principles and procedures used by the Partnership for United States federal income tax purposes.
“Operating Profit” means, with respect to any Fiscal Year, any net income of the Partnership, adjusted to exclude (a) any Capital Profit or Capital Loss and (b) the effect of any reorganization, restructuring or other capital transaction proceeds derived by the Partnership. To the extent derived from any Fund, any items of income, gain, loss, deduction and credit shall be determined in accordance with the same accounting policies, principles and procedures applicable to the determination by the relevant Fund, and any items not derived from a Fund shall be determined in accordance with the accounting policies, principles and procedures used by the Partnership for United States federal income tax purposes.
“Partner” means the General Partner or any of the Limited Partners, and “Partners” means the General Partner and all of the Limited Partners.
“Partnership” means the exempted limited partnership continued pursuant to this Agreement.
“Partnership Law” means the Exempted Limited Partnership Law (as amended) of the Cayman Islands, as amended from time to time and any successor law thereto or re-enactment thereof.
“Person” means any individual, partnership (whether or not having separate legal personality), corporation, limited liability company, joint venture, joint stock company, unincorporated organization or association, trust (including the trustees thereof, in their capacity as such), government, governmental agency, political subdivision of any government, or other entity.
“Point” means a share of Operating Profit or Operating Loss. The aggregate number of Points available for assignment to all Partners shall be [ ].
“Portfolio Investment” has the meaning ascribed to that term in each of the Fund LP Agreements.

“Portfolio Investment Gain” has the meaning ascribed to that term in each of the Fund LP Agreements.
“Portfolio Investment Loss” has the meaning ascribed to that term in each of the Fund LP Agreements.
“Reference Rate” means the interest rate described in Section 3.1(c) (or the corresponding provision) of each of the Fund LP Agreements.
“Register of Partnership Interests” means the register of partnership interests for the Partnership maintained by the General Partner in accordance with the Act.
“Registrar” means the Cayman Islands Registrar of Exempted Limited Partnerships appointed pursuant to Section 8 of the Partnership Law.
“Related Party” means, with respect to any Limited Partner:
(a)    any spouse, child, parent or other lineal descendant of such Limited Partner or such Limited Partner’s parent, or any natural Person who occupies the same principal residence as the Limited Partner;
(b)    any trust or estate in which the Limited Partner and any Related Party or Related Parties (other than such trust or estate) collectively have more than 80 percent of the beneficial interests (excluding contingent and charitable interests);
(c)    any entity of which the Limited Partner and any Related Party or Related Parties (other than such entity) collectively are beneficial owners of more than 80 percent of the equity interest; and
(d)    any Person with respect to whom such Limited Partner is a Related Party.
“Required Voting Partners” means, at any time, at least two-thirds by number of Limited Partners who are Voting Partners at such time.
“Reserved Team Points” means a number of Points equal to the sum of the total initial number of Points that were offered by the General Partner to prospective Team Members at the time when prospective Team Members were initially invited to join the Partnership, plus any Points reserved for prospective Team Members, as confirmed in an email from AGM’s Head of Human Resources to the Lead Partner of Credit.
“Retired Partner” means any Limited Partner who has become a retired partner in accordance with or pursuant to Section 7.2.
“Retirement Date” means, with respect to any Limited Partner, the date as of which such Person becomes a Retired Partner.
“Share Plan Participant” has the meaning ascribed to that term in Section 4.2(a)

“Team Member” has the meaning ascribed to that term in Section 7.1(d).
“Third Party Priority Distribution” has the meaning ascribed to that term in Section 7.1(f).
“Transfer” means any direct or indirect sale, exchange, transfer, assignment or other disposition by a Partner of any or all of his interest in the Partnership or an economic benefit thereof (whether respecting, for example, economic rights only or all the rights associated with the interest) to another Person, whether voluntary or involuntary.
“United States” or “U.S.” means the United States of America.
“Vested Points” means, with respect to any Retired Partner, the product of such Retired Partner’s Points as of such Retired Partner’s Retirement Date multiplied by such Retired Partner’s Vesting Percentage at such time.
“Vesting Commencement Date” means, with respect to each Limited Partner other than APH, the commencement date of the vesting period with respect to such Limited Partner, as specified by the General Partner at the time of such Limited Partner’s admission (which, for the avoidance of doubt, may be a date preceding the applicable admission date).
“Vesting Percentage” means, with respect to any Retired Partner: [ ].
“Voting Partner” means each Partner set forth on Exhibit B, so long as he has not become a Retired Partner. All references herein to a Voting Partner (except in the definition of Required Voting Partners) shall be construed as referring collectively to such Voting Partner and to each Related Party of such Voting Partner that also is or that previously was a Limited Partner (unless such Limited Partner is a Retired Partner), except to the extent that the General Partner determines that the context does not require such interpretation as between such Voting Partner and his Related Parties.
“Winding-Up Event” has the meaning given to that term in Section 2.5 of this Agreement.
ARTICLE 2
FORMATION AND ORGANIZATION
Section 2.1    Continuation
The parties hereto agree to continue the Partnership as an exempted limited partnership pursuant to the Partnership Law on the terms of this Agreement. The parties hereby agree that for all purposes this Agreement shall take effect and shall be deemed to have taken effect as at and from January 1, 2014.
Section 2.2    Name
The name of the Partnership continued hereby shall be “Financial Credit Investment Advisors II, L.P.” The General Partner is authorized to make any variations in the Partnership’s name which the General Partner may deem necessary or advisable to comply with the laws of any jurisdiction in which the Partnership may operate (other than any variation which references the name of any Limited Partner without the prior consent of such Limited Partner); provided that such name shall contain the words “Limited Partnership”, the abbreviation “L.P.” or the designation “LP” as required by the Partnership Law. The General Partner shall file a statement in accordance with the Partnership Law with the Registrar and provide written notice to each Limited Partner of any change in the name of the Partnership.
Section 2.3    Organizational Certificates and Other Filings
If requested by the General Partner, the Limited Partners shall immediately execute all certificates and other documents, and any amendments or renewals of such certificates and other documents as thereafter required, consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the continuation and operation of the Partnership as an exempted limited partnership under the laws of the Cayman Islands, (b) if the General Partner deems it advisable, the operation of the Partnership as a limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate and (c) all other filings required to be made by the Partnership.
Section 2.4    Offices
(a)    The Partnership shall maintain its principal office, and may maintain one or more additional offices, at such place or places as the General Partner may from time to time determine.
(b)    The General Partner shall arrange for the Partnership to have and maintain in the Cayman Islands, at the expense of the Partnership, a registered office and registered agent for service of process on the Partnership as required by the Partnership Law.
Section 2.5    Term of Partnership
The term of the Partnership commenced at the time of its registration as an exempted limited partnership under the Partnership Law and shall continue until the first to occur of any of the following events (each a “Winding-Up Event”):
(i)    the dissolution (without continuation) of all of the Funds; or
(ii)    at any time there are no Limited Partners; or
(iii)    upon any event that results in the General Partner ceasing to be a general partner of the Partnership pursuant to the Partnership Law, provided that the Partnership shall not be dissolved and required to be wound up in connection with any such event if (A) at the time of the occurrence of such event there is at least one remaining qualifying general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (B) within 90 days after notice of the occurrence of such event, a majority of the Limited Partners agree in writing or vote to continue the business of the Partnership and to the appointment, effective from the date of such event, if required, of one or more additional general partners of the Partnership; or
(iv)    an order of any court of the Cayman Islands, pursuant to the Partnership Law, for the winding up and dissolution of the Partnership.
(b)    The parties agree that irreparable damage would be done to the goodwill and reputation of the Partners if any Limited Partner should bring an action for the winding up of the Partnership. Care has been taken in this Agreement to provide for fair and just payment in liquidation of the interests of all Partners. Accordingly, to the fullest extent permitted by law, each Limited Partner hereby undertakes and agrees and further waives and renounces its right to seek the appointment of a liquidator for the Partnership, except as expressly provided herein.
Section 2.6    Purpose of the Partnership
The principal purpose of the Partnership is to act as the sole general partner or as the managing general partner (as the case may be) of each of the Funds pursuant to their respective Fund LP Agreements and to undertake such related and incidental activities and execute and deliver such related documents necessary or incidental thereto. The purpose of the Partnership shall be limited to serving as a general partner of direct investment funds, including any of their Affiliates, and the provision of investment management and advisory services.
Section 2.7    Actions by Partnership
The Partnership may execute, deliver and perform, and the General Partner may execute and deliver, all contracts, agreements and other undertakings, and engage in all activities and transactions as may in the opinion of the General Partner be necessary or advisable to carry out the objects and purposes of the Partnership, without the approval or vote of any Limited Partner.
Section 2.8    Continuation and/or Admission of Partners
On the date hereof, the Persons whose names are set forth on the Register of Partnership Interests as “Limited Partners” shall be admitted to the Partnership or shall continue, as the case may be, as limited partners of the Partnership upon their execution of this Agreement, or of a deed of adherence to this Agreement, or such other instrument evidencing, to the satisfaction of the General Partner, such Limited Partner’s intent to become a Limited Partner of the Partnership and to adhere to and be bound by the provisions of this Agreement. The General Partner agrees to continue as the General Partner of the Partnership upon its execution of this Agreement.
ARTICLE 3
CAPITAL
Section 3.1    Contributions to Capital
(a)    Subject to the remaining provisions of this Section 3.1, (i) any required contribution of a Limited Partner to the capital of the Partnership shall be as set forth on the Register of Partnership Interests or on such other record of the amount and date of the contributions of Limited Partners

(as the case may be), and (ii) contributions to the capital of the Partnership shall be made on the date of admission of such Limited Partner as a limited partner of the Partnership and on each such other date as may be specified by the General Partner. Except as otherwise permitted by the General Partner, all contributions to the capital of the Partnership by each Limited Partner shall be payable exclusively in cash.
(b)    APH shall make capital contributions from time to time to the extent necessary to ensure that the Partnership meets its obligations to make contributions of capital to each of the Funds.
(c)    No Partner shall be obligated, nor shall any Partner have any right, to make any contribution to the capital of the Partnership other than as specified in this Section 3.1. No Limited Partner shall be obligated to restore any deficit balance in his Capital Account.
(d)    To the extent, if any, that at the time of the Final Distribution (as defined in each of the Fund LP Agreements), it is determined that the Partnership, as a general partner of each of the Funds, is required to make any Clawback Payment with respect to any of the Funds, each Limited Partner shall be required to participate in such payment and contribute to the Partnership for ultimate distribution to the limited partners of the relevant Fund an amount equal to such Limited Partner’s Clawback Share of any Clawback Payment, but not in any event in excess of the cumulative amount theretofore distributed to such Limited Partner with respect to the Operating Profit attributable to such Fund. For purposes of determining each Limited Partner’s required contribution, each Limited Partner’s allocable share of any escrow account set up pursuant to section 10.3(b) of the Fund LP Agreements, to the extent applied to satisfy any portion of a Clawback Payment, shall be treated as if it had been distributed to such Limited Partner and re-contributed by such Limited Partner pursuant to this Section 3.1(d) at the time of such application. For purposes of calculating a Limited Partner’s Clawback Share, AGM Shares (including, for the avoidance of doubt, any such shares that have previously vested, but excluding any such shares that have previously been mandatorily repurchased by AGM) shall be valued, without regard to any restrictions thereon and/or whether or not the Partner still retains such AGM Shares, based on the purchase price of such AGM Shares as set forth on the grant notice provided with respect to such AGM Shares.
(e)    Cash proceeds derived by a Share Plan Participant from a mandatory repurchase of AGM Shares shall be contributed to the Partnership as contemplated by Section 4.2(g).
Section 3.2    Rights of Partners in Capital
(a)    No Partner shall be entitled to interest on his capital contributions to the Partnership.
(b)    No Partner shall have the right to distributions or the return of any contribution to the capital of the Partnership except (i) for distributions in accordance with Section 4.1 or (ii) upon dissolution of the Partnership. The entitlement to any such return at such time shall be limited to the value of the Capital Account of the Partner. The General Partner shall not be liable for the return of any such amounts.
Section 3.3    Capital Accounts

(a)    The Partnership shall maintain for each Partner a separate Capital Account.
(b)    Each Partner’s Capital Account shall have an initial balance equal to the amount of cash and the net value of any securities or other property constituting such Partner’s initial contribution to the capital of the Partnership.
(c)    Each Partner’s Capital Account shall be increased by the sum of:
(i)    the amount of cash and the net value of any securities or other property constituting additional contributions by such Partner to the capital of the Partnership permitted pursuant to Section 3.1, plus
(ii)    in the case of APH, any Capital Profit allocated to such Partner’s Capital Account pursuant to Section 3.4, plus
(iii)    the portion of any Operating Profit allocated to such Partner’s Capital Account pursuant to Section 3.4, plus
(iv)    such Partner’s allocable share of any decreases in any reserves recorded by the Partnership pursuant to Section 3.6 and any receipts determined to be applicable to a prior period pursuant to Section 3.6(b), to the extent the General Partner determines that, pursuant to any provision of this Agreement, such item is to be credited to such Partner’s Capital Account on a basis which is not in accordance with the current respective Points of all Partners.
(d)    Each Partner’s Capital Account shall be reduced by the sum of (without duplication):
(i)    in the case of APH, any Capital Loss allocated to such Partner’s Capital Account pursuant to Section 3.4, plus
(ii)    the portion of any Operating Loss allocated to such Partner’s Capital Account pursuant to Section 3.4, plus
(iii)    the amount of any cash and the net value of any property distributed to such Partner pursuant to Section 4.1 or Section 8.1 including any amount deducted pursuant to Section 4.3 or Section 5.4 from any such amount distributed, plus
(iv)    any withholding taxes or other items payable by the Partnership and allocated to such Partner pursuant to Section 5.4(b), any increases in any reserves recorded by the Partnership pursuant to Section 3.6 and any payments determined to be applicable to a prior period pursuant to Section 3.6(b), to the extent the General Partner determines that, pursuant to any provision of this Agreement, such item is to be charged to such Partner’s Capital Account on a basis which is not in accordance with the current respective Points of all Partners.
(e)    If securities and/or other property are to be distributed in kind to the Partners or Retired Partners, including in connection with a liquidation pursuant to Section 8.1, they shall first be written up or down to their fair market value as of the date of such distribution, thus creating gain or loss for the Partnership, and the value of the securities and/or other property received by each Partner and each Retired Partner as so determined shall be debited against such Person’s Capital Account at the time of distribution.
Section 3.4    Allocation of Profit and Loss
(a)    Capital Profit and Operating Profit or Capital Loss and Operating Loss for any Fiscal Year shall be allocated to the Partners so as to produce Capital Accounts (computed after taking into account any other Capital Profit and Operating Profit or Capital Loss and Operating Loss for the Fiscal Year in which such event occurred and all distributions pursuant to Article 4 with respect to such Fiscal Year and after adding back each Partner’s share, if any, of Partner Nonrecourse Debt Minimum Gain, as defined in Treasury Regulations Sections 1.704 - 2(b)(2) and 1.704 - 2(i), or Partnership Minimum Gain, as defined in Treasury Regulations Sections 1.704 - 2(b)(2) and 1.704 - 2(d)) for the Partners such that a distribution of an amount of cash equal to such Capital Account balances in accordance with such Capital Account balances would be in the amounts, sequence and priority set forth in Article 4.
(b)    To the extent that the allocations of Capital Loss or Operating Loss contemplated by Section 3.4(a) would cause the Capital Account of any Limited Partner to be less than zero, such Capital Loss or Operating Loss shall to that extent instead be allocated to and debited against the Capital Account of the General Partner (or, at the direction of the General Partner, to those Limited Partners who are members of the General Partner in proportion to their limited liability company interests in the General Partner). Following any such adjustment pursuant to Section 3.4(b) with respect to any Limited Partner, any Capital Profit or Operating Profit for any subsequent Fiscal Year which would otherwise be credited to the Capital Account of such Limited Partner pursuant to Section 3.4(a) shall instead be credited to the Capital Account of the General Partner (or relevant Limited Partners) until the cumulative amounts so credited to the Capital Account of the General Partner (or relevant Limited Partners) with respect to such Limited Partner pursuant to Section 3.4(b) is equal to the cumulative amount debited against the Capital Account of the General Partner (or relevant Limited Partners) with respect to such Limited Partner pursuant to Section 3.4(b).
(c)    Each Limited Partner’s rights and entitlements as a Limited Partner are limited to the rights to receive allocations and distributions of Capital Profit and Operating Profit expressly conferred by this Agreement and any side letter or similar agreement entered into pursuant to Section 9.2(b) and the other rights expressly conferred by this Agreement and any such side letter or similar agreement or required by the Partnership Law, and a Limited Partner shall not be entitled to any other allocations, distributions or payments in respect of his interest, or to have or exercise any other rights, privileges or powers.
Section 3.5    Tax Allocations
(a)    For United States federal, state and local income tax purposes, Partnership income, gain, loss, deduction or credit (or any item thereof) for each Fiscal Year shall be allocated to and among the Partners in order to reflect the allocations of Capital Profit, Capital Loss, Operating Profit and Operating Loss pursuant to the provisions of Section 3.4 for such Fiscal Year, taking into account any variation between the adjusted tax basis and book value of Partnership property in accordance with the principles of Section 704(c) of the Code.
(b)    If any Partner or Partners are treated for United States federal income tax purposes as realizing ordinary income because of receiving interests in the Partnership (whether under Section 83 of the Code or under any similar provision of any law, rule or regulation) and the Partnership is entitled to any offsetting deduction (net of any income realized by the Partnership as a result of such receipt), the Partnership’s net deduction shall be allocated to and among the Partners in such manner as to offset, as nearly as possible, the ordinary income realized by such Partner or Partners.
Section 3.6    Reserves; Adjustments for Certain Future Events
(a)    Appropriate reserves may be created, accrued and charged against the Operating Profit or Operating Loss for contingent liabilities, if any, as of the date any such contingent liability becomes known to the General Partner or as of each other date as the General Partner deems appropriate, such reserves to be in the amounts which the General Partner deems necessary or appropriate. The General Partner may increase or reduce any such reserve from time to time by such amounts as the General Partner deems necessary or appropriate. The amount of any such reserve, or any increase or decrease therein, shall be proportionately charged or credited, as appropriate, to the Capital Accounts of those parties who are Partners at the time when such reserve is created, increased or decreased, as the case may be, in proportion to their respective Points at such time; provided that, if any individual reserve item, as adjusted by any increase therein, exceeds the lesser of $500,000 or one percent of the aggregate value of the Capital Accounts of all such Partners, the amount of such reserve, increase or decrease shall instead be charged or credited to those parties who were Partners at the time, as determined by the General Partner, of the act or omission giving rise to the contingent liability for which the reserve item was established in proportion to their respective Points at that time. The amount of any such reserve charged against the Capital Account of a Partner shall reduce the distributions such Partner would otherwise be entitled to under Section 4.1 or Section 8.1; and the amount of any such reserve credited to the Capital Account of a Partner shall increase the distributions such Partner would otherwise be entitled to under Section 4.1 or Section 8.1.
(b)     If at any time an amount is paid or received by the Partnership, and such amount was not accrued or reserved for but would nevertheless, in accordance with the Partnership’s accounting practices, be treated as applicable to one or more prior periods, then such amount may be proportionately charged or credited by the General Partner, as appropriate, to those parties who were Partners during such prior period or periods, based on each such Partner’s Points for such applicable period.
(c)    If any amount is required by Section 3.6(a) or (b) to be credited to a Person who is no longer a Partner, such amount shall be paid to such Person in cash, with interest from the date on which the General Partner determines that such credit is required at the Reference Rate in effect on that date. Any amount required to be charged pursuant to Section 3.6(a) or (b) shall be debited against the current balance in the Capital Account of the affected Partners. To the extent that the aggregate current Capital Account balances of such affected Partners are insufficient to cover the full amount of the required charge, the deficiency shall be debited against the Capital Accounts of the other Partners in proportion to their respective Capital Account balances at such time; provided that each such other Partner shall be entitled to a preferential allocation, in proportion to and to the extent of such other Partner’s share of any such deficiency, together with a carrying charge at a rate equal to the Reference Rate, of any Operating Profit that would otherwise have been allocable after the date of such charge to the Capital Accounts of the affected Partners whose Capital Accounts were insufficient to cover the full amount of the required charge. In no event shall a current or former Partner be obligated to satisfy any amount required to be charged pursuant to Section 3.6(a) or (b) other than by means of a debit against such Partner’s Capital Account.
Section 3.7    Finality and Binding Effect of General Partner’s Determinations
All matters concerning the determination, valuation and allocation among the Partners with respect to any profit or loss of the Partnership and any associated items of income, gain, deduction, loss and credit, pursuant to any provision of this Article 3, including any accounting procedures applicable thereto, shall be determined by the General Partner unless specifically and expressly otherwise provided for by the provisions of this Agreement, and such determinations and allocations shall be final and binding on all the Partners.
Section 3.8    Alternative GP Vehicles
If the General Partner determines that for legal, tax, regulatory or other reasons (a) any investment or other activities of the Fund should be conducted through one or more parallel funds or other alternative investment vehicles as contemplated by the Fund LP Agreement, (b) any of such separate entities comprising the Fund should be managed or controlled by one or more separate entities serving as a general partner or in a similar capacity (each, an “Alternative GP Vehicle”), and (c) some or all of the Partners should participate through any such Alternative GP Vehicle, the General Partner may require any or all of the Partners, as determined by the General Partner, to participate directly or indirectly through any such Alternative GP Vehicle and to undertake such related and incidental activities and execute and deliver such related documents necessary or incidental thereto with and/or in lieu of the Partnership, and the General Partner shall have all necessary authority to implement such Alternative GP Vehicle; provided that to the maximum extent practicable and subject to applicable legal, tax, regulatory or similar technical reasons, each Partner shall have the same economic interest in all material respects in an Alternative GP Vehicle formed pursuant to this Section 3.8 as such Partner would have had if it had participated in all Portfolio Investments through the Partnership, and the terms of such Alternative GP Vehicle shall be substantially the same in all material respects to those of the Partnership and this Agreement. Each Partner shall take such actions and execute such documents as the General Partner determines are reasonably needed to accomplish the foregoing.
ARTICLE 4
DISTRIBUTIONS
Section 4.1    Distributions
(a)    Any amount of cash or property received as a distribution from any of the Funds by the Partnership in its capacity as a partner, to the extent such amount is determined by reference to the capital commitment of the Partnership in, or the capital contributions of the Partnership to, any of the Funds, shall be promptly distributed by the Partnership to APH.
(b)    The General Partner shall use reasonable efforts to cause the Partnership to distribute, as promptly as practicable after receipt by the Partnership, any available cash or property attributable to items included in the determination of Operating Profit, subject to the provisions of section 10.3 of the Fund LP Agreements and subject to the retention of such reserves as the General Partner considers appropriate for purposes of the prudent and efficient financial operation of the Partnership’s business including in accordance with Section 3.6. Any such distributions (before adjustment for Holdback Amounts) shall be made to Partners in proportion to their respective Points, determined:
(i)    in the case of any amount of cash or property received from any of the Funds that is attributable to the disposition of a Portfolio Investment by such Fund, as of the date of such disposition by such Fund; and
(ii)    in any other case, as of the date of receipt of such cash or property by the Partnership.
Notwithstanding the foregoing, the General Partner shall retain from the distribution amount apportioned to each Limited Partner other than APH any Holdback Amount with respect to such Limited Partner, determined in accordance with Section 4.2(a). Such amount shall be applied to the purchase of AGM Shares for the account of such Limited Partner in accordance with the provisions of Section 4.2.
(c)    Subject to Section 4.2, distributions of amounts attributable to Operating Profit shall be made in cash; provided, however, that if the Partnership receives a distribution from the Fund in the form of property other than cash, the General Partner may distribute such property in kind to Partners in proportion to their respective Points. AGM Shares shall be purchased on behalf of Partners (other than APH) in accordance with Section 4.2.
(d)    Cash proceeds derived from the mandatory repurchase of AGM Shares and contributed to the Partnership pursuant to Section 4.2(g) shall be distributed to APH.
(e)    Any distributions or payments in respect of the interests of Limited Partners unrelated to Capital Profit or Operating Profit shall be made at such time, in such manner and to such Limited Partners as the General Partner shall determine.
Section 4.2    Mandatory Purchases and Repurchases of AGM Shares
(a)    A portion of all distributions to be made to any Limited Partner (other than APH) (the “Holdback Amount”) in a given quarter will be required to be used by such Limited Partner (a “Share Plan Participant”) to purchase AGM Shares in accordance with the Restricted Share Award Agreement and related grant notice (as attached hereto as Exhibit A-1) or, to the extent applicable for a Retired Partner, in accordance with the terms and conditions set forth in the Retired Partner Share Award Agreement under the Apollo Global Management LLC 2007 Omnibus Equity Incentive

Plan and related grant notice (as attached hereto as Exhibit A-2). The Holdback Amount will be [ ].
(b)    The Holdback Amount for a particular quarter, if any, will be distributed to the Share Plan Participant on the first business day on which a “trading window” for AGM Shares occurs during the calendar quarter following the quarter end to which the distribution relates, or, if earlier, 10 days before the end of such succeeding quarter or, if such date falls on a weekend or holiday, the next preceding business day (the “Grant Date”).
(c)    The General Partner (or its designee) shall serve as agent in effecting the acquisition by the Share Plan Participant of the AGM Shares on the Grant Date and no cash distribution will actually be made to the Share Plan Participants, but rather, the Holdback Amount with respect to each Share Plan Participant will be paid directly to AGM on behalf of such Share Plan Participant to acquire AGM Shares. In the case of AGM Shares that are subject to vesting pursuant to the terms of Exhibit A-1, the vesting commencement date shall be the midpoint of the calendar quarter in which the Holdback Amount was reserved, without regard to the actual date in a subsequent calendar quarter on which such AGM Shares are purchased with such Holdback Amount.
(d)    The number of AGM Shares to be granted shall be based on the volume weighted average price of a Class A Share of AGM on the Grant Date, rounded down to the nearest whole AGM Share. Only whole AGM Shares will be acquired, and cash shall be distributed to the Share Plan Participants in lieu of fractional AGM Shares.
(e)    Delivery of AGM Shares to a Share Plan Participant shall be subject to the execution of the applicable grant notice (substantially in the form attached as Exhibit A-1 or Exhibit A-2, as applicable) by such Share Plan Participant.
(f)    Following the separation of service of any Share Plan Participant who retains Vested Points, a Holdback Amount shall still apply, but any AGM Shares acquired will not be subject to vesting or forfeiture and may be granted outside of the Apollo Global Management, LLC 2007 Omnibus Equity Incentive Plan. However, such AGM Shares shall be subject solely to the transfer restrictions and other terms set forth or referenced in Exhibit A-2. Notwithstanding anything to the contrary herein, if (i) following the distribution of a Holdback Amount to a Share Plan Participant, and (ii) prior to the time of the acquisition of the applicable AGM Shares with respect to such Holdback Amount for such Share Plan Participant, such Share Plan Participant becomes a Retired Partner, then the AGM Shares (that would have otherwise been acquired with the Holdback Amount), or a portion thereof, as applicable, shall be forfeited to the same extent as AGM Shares would have been forfeited if purchased on the Grant Date.
(g)    In the case of any AGM Shares that are subject to mandatory repurchase by AGM from a Share Plan Participant pursuant to the provisions of Exhibit A-1 or Exhibit A-2, the cash proceeds of such mandatory repurchase shall be contributed by AGM, as agent for such Share Plan Participant, to the Partnership for distribution to APH and, for all purposes of this Agreement, such cash contribution shall be treated as contributed by such Share Plan Participant to the Partnership and will increase the Capital Account of the related Partner.

Section 4.3    Withholding of Certain Amounts
(a)    If the Partnership incurs a withholding tax or other tax obligation with respect to the share of Partnership income allocable to any Partner, then the General Partner, without limitation of any other rights of the Partnership, may cause the amount of such obligation to be debited against the Capital Account of such Partner when the Partnership pays such obligation, and any amounts then or thereafter distributable to such Partner shall be reduced by the amount of such taxes. If the amount of such taxes is greater than any such then distributable amounts, then such Partner and any successor to such Partner’s interest shall indemnify and hold harmless the Partnership and the General Partner against, and shall pay to the Partnership as a contribution to the capital of the Partnership, upon demand of the General Partner, the amount of such excess.
(b)    The General Partner may (i) withhold from any distribution to any Limited Partner pursuant to this Agreement and (ii) arrange the withholding from any distribution from Co-Investors (A) to such Limited Partner any other amounts due from such Limited Partner or a Related Party (without duplication) to the Partnership, Co-Investors (A) or to any other Affiliate of AGM pursuant to any binding agreement or published policy to the extent not otherwise paid. Any amounts so withheld shall be applied by the General Partner to discharge the obligation in respect of which such amounts were withheld.
Section 4.4    Limitation on Distributions
Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not make a distribution to any Partner on account of his interest in the Partnership if such distribution would violate the Partnership Law or other applicable law.
Section 4.5    Distributions in Excess of Basis
Notwithstanding anything in this Agreement to the contrary, the General Partner may refrain from making, at any time prior to the dissolution of the Partnership, all or any portion of any cash distribution that otherwise would be made to a Partner or Retired Partner, if such distribution would exceed such Person’s U.S. federal income tax basis in the Partnership. Any amount that is not distributed to a Partner or Retired Partner due to the preceding sentence, as determined by the General Partner, either shall be retained by the Partnership on such Person’s behalf or loaned to such Person. Subject to the first sentence of this Section 4.5, 100% of any or all subsequent cash distributions shall be distributed to such Person (or, if there is more than one such Person, pro rata to all such Persons based on the aggregate amount of distributions each such Person has not yet received) until each such Person has received the same aggregate amount of distributions such Person would have received had distributions to such Person not been deferred pursuant to this Section 4.5. If any amount is loaned to a Partner or Retired Partner pursuant to this Section 4.5, (i) any amount thereafter distributed to such Person shall be applied to repay the principal amount of such loan and (ii) interest, if any, accrued or received by the Partnership on such loan shall be allocated and distributed to such Person. Any such loan shall be repaid no later than immediately prior to the liquidation of the Partnership. Until such repayment, for purposes of any determination hereunder based on amounts distributed to a Person, the principal amount of such loan shall be treated as having been distributed to such Person.
ARTICLE 5
MANAGEMENT
Section 5.1    Rights and Powers of the General Partner
(a)    Subject to the terms and conditions of this Agreement, the General Partner shall have complete and exclusive responsibility (i) for all management decisions to be made on behalf of the Partnership and (ii) for the conduct of the business and affairs of the Partnership, including all such decisions and all such business and affairs to be made or conducted by the Partnership in its capacity as Fund General Partner of any of the Funds.
(b)    Without limiting the generality of the foregoing, the General Partner shall have full power and authority to execute, deliver and perform such contracts, agreements and other undertakings, and to engage in all activities and transactions, as it may deem necessary or advisable for, or as may be incidental to, the conduct of the business contemplated by this Section 5.1, including, without in any manner limiting the generality of the foregoing, contracts, agreements, undertakings and transactions with any Partner or with any other Person having any business, financial or other relationship with any Partner or Partners; provided that the General Partner shall not have authority to cause the Partnership to borrow any funds for its own account on a secured basis without the consent of the Required Voting Partners. The Partnership, and the General Partner on behalf of the Partnership, may enter into and perform the Fund LP Agreements and any documents contemplated thereby or related thereto and (subject to any vote requirement in Section 5.2(d)(iv)) any amendments thereto, without any further act, vote or approval of any Person, including any Partner, notwithstanding any other provision of this Agreement. The General Partner is hereby authorized to enter into the documents described in the preceding sentence on behalf of the Partnership, but such authorization shall not be deemed a restriction on the power of the General Partner to enter into other documents on behalf of the Partnership. Except as otherwise expressly provided herein or as required by law, all powers and authority vested in the General Partner by or pursuant to this Agreement or the Partnership Law shall be construed as being exercisable by the General Partner in its sole and absolute discretion.
(c)    The General Partner shall be the tax matters partner for purposes of Section 6231(a)(7) of the Code. Each Partner agrees not to treat, on his United States federal income tax return or in any claim for a refund, any item of income, gain, loss, deduction or credit in a manner inconsistent with the treatment of such item by the Partnership. The General Partner shall have the exclusive authority to make any elections required or permitted to be made by the Partnership under any provisions of the Code or any other law.
Section 5.2    Delegation of Duties
(a)    Subject to Section 5.1, the General Partner may delegate to any Person or Persons any of the duties, powers and authority vested in it hereunder on such terms and conditions as it may consider appropriate.

(b)     Without limiting the generality of Section 5.2(a), the General Partner shall have the power and authority to appoint any Person, including any Person who is a Limited Partner, to provide services to and act as an employee or agent of the Partnership and/or the General Partner, with such titles and duties as may be specified by the General Partner.
Any Person appointed by the General Partner to serve as an employee or agent of the Partnership shall be subject to removal at any time by the General Partner; and shall report to and consult with the General Partner at such times and in such manner as the General Partner may direct.
(c)    Any Person who is a Limited Partner and to whom the General Partner delegates any of its duties pursuant to this Section 5.2 or any other provision of this Agreement shall be subject to the same standard of care, and shall be entitled to the same rights of indemnification and exoneration, applicable to the General Partner under and pursuant to Section 5.7, unless such Person and the General Partner mutually agree to a different standard of care or right to indemnification and exoneration to which such Person shall be subject.
(d)    Except as otherwise expressly provided herein, action by the General Partner with respect to any of the following matters shall be taken only in accordance with the directions of the Required Voting Partners:
(i)    the exercise of the Partnership’s authority to borrow any funds on a secured basis for the account of the Partnership;
(ii)    the determination of whether to conduct a business other than serving as a general partner of the Funds;
(iii)    the amendment of this Agreement, and the exercise of the authority of the Partnership with respect to the approval of any amendment to the Fund LP Agreement, in each case, that adversely affects, obligations, rights or economic interests of Team Members; and
(iv)    to the fullest extent permitted by law, the voluntary dissolution of the Partnership, and the exercise of the authority of the Partnership to cause a voluntary dissolution of any of the Funds.
The foregoing shall not restrict the General Partner from delegating authority to execute or implement any such determinations made by the General Partner.
(e)    The General Partner shall be permitted to designate one or more committees of the Partnership which committees may include Limited Partners as members. Any such committees shall have such powers and authority granted by the General Partner. Any Limited Partner who has agreed to serve on a committee shall not be deemed to have the power to bind or act for or on behalf of the Partnership in any manner and in no event shall a member of a committee be considered a general partner of the Partnership by agreement, estoppel or otherwise or be deemed to participate in the control and/or conduct of the business of the Partnership as a result of the performance of his duties hereunder or otherwise.

(f)    The General Partner shall cause the Partnership to enter into an arrangement with the Management Company which arrangement shall require the Management Company to pay all costs and expenses of the Partnership.
Section 5.3    Transactions with Affiliates
To the fullest extent permitted by applicable law, the General Partner (or any Affiliate of the General Partner), when acting on behalf of the Partnership, is hereby authorized to (a) purchase property from, sell property to, lend money to or otherwise deal with any Affiliates, any Limited Partner, the Partnership, any of the Funds or any Affiliate of any of the foregoing Persons, and (b) obtain services from any Affiliates, any Limited Partner, the Partnership, any of the Funds or any Affiliate of the foregoing Persons.
Section 5.4    Expenses
(a)    Subject to the arrangement contemplated by Section 5.2(f), the Partnership will pay, or will reimburse the General Partner for, all costs and expenses arising in connection with the organization and operations of the Partnership.
(b)    Any withholding taxes payable by the Partnership, to the extent determined by the General Partner to have been paid or withheld on behalf of, or by reason of particular circumstances applicable to, one or more but fewer than all of the Partners, shall be allocated among and debited against the Capital Accounts of only those Partners on whose behalf such payments are made or whose particular circumstances gave rise to such payments in accordance with Section 4.3.
Section 5.5    Rights of Limited Partners
(a)    Limited Partners shall have no right to take part in the management, control or conduct of the Partnership’s business, nor shall they have any right or authority to act for the Partnership or to vote on matters other than as set forth in this Agreement or as required by applicable law.
(b)    Without limiting the generality of the foregoing, the General Partner shall have the full and exclusive authority, without the consent of any Limited Partner, to compromise the obligation of any Limited Partner to make a capital contribution or to return money or other property paid or distributed to such Limited Partner in violation of the Partnership Law.
(c)    Nothing in this Agreement shall entitle any Partner to any compensation for services rendered to or on behalf of the Partnership as an agent or in any other capacity, except for any amounts payable in accordance with this Agreement.
(d)    Subject to the Fund LP Agreements and to full compliance with AGM’s code of ethics and other written policies relating to personal investment transactions, membership in the Partnership shall not prohibit a Limited Partner from purchasing or selling as a passive investor any interest in any asset.
Section 5.6    Other Activities of General Partner

Nothing in this Agreement shall prohibit the General Partner from engaging in any activity other than acting as General Partner hereunder.
Section 5.7    Duty of Care; Indemnification
(a)    The General Partner (including, without limitation, for this purpose each former and present director, officer, manager, member, employee and stockholder of the General Partner) and each Limited Partner (including any former Limited Partner) in his capacity as such, and to the extent such Limited Partner participates, directly or indirectly, in the Partnership’s activities, whether or not a Retired Partner (each, a “Covered Person” and collectively, the “Covered Persons”), shall not be liable to the Partnership or to any of the other Partners for any loss, claim, damage or liability occasioned by any acts or omissions in the performance of his services hereunder, unless it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such loss, claim, damage or liability is due to an act or omission of a Covered Person (i) made in bad faith or with criminal intent or (ii) that adversely affected any Fund and that failed to satisfy the duty of care owed pursuant to the applicable Fund LP Agreement or as otherwise required by law.
(b)    A Covered Person shall be indemnified to the fullest extent permitted by law by the Partnership against any losses, claims, damages, liabilities and expenses (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) incurred by or imposed upon him by reason of or in connection with any action taken or omitted by such Covered Person arising out of the Covered Person’s status as a Partner or his activities on behalf of the Partnership, including in connection with any action, suit, investigation or proceeding before any judicial, administrative, regulatory or legislative body or agency to which it may be made a party or otherwise involved or with which it shall be threatened by reason of being or having been the General Partner or a Limited Partner or by reason of serving or having served, at the request of the Partnership in its capacity as Fund General Partner of the Funds, as a director, officer, consultant, advisor, manager, member or partner of any enterprise in which any of the Funds has or had a financial interest, including issuers of Portfolio Investments; provided that the Partnership may, but shall not be required to, indemnify a Covered Person with respect to any matter as to which there has been a Final Adjudication that his acts or his failure to act (i) were in bad faith or with criminal intent or (ii) were of a nature that makes indemnification by the Funds unavailable. The right to indemnification granted by this Section 5.7 shall be in addition to any rights to which a Covered Person may otherwise be entitled and shall inure to the benefit of the successors by operation of law or valid assigns of such Covered Person. The Partnership shall pay the expenses incurred by a Covered Person in defending a civil or criminal action, suit, investigation or proceeding in advance of the final disposition of such action, suit, investigation or proceeding, upon receipt of an undertaking by the Covered Person to repay such payment if there shall be a Final Adjudication that he is not entitled to indemnification as provided herein. In any suit brought by the Covered Person to enforce a right to indemnification hereunder it shall be a defense that the Covered Person has not met the applicable standard of conduct set forth in this Section 5.7, and in any suit in the name of the Partnership to recover expenses advanced pursuant to the terms of an undertaking the Partnership shall be entitled to recover such expenses upon Final Adjudication that the Covered Person has not met the applicable standard of conduct set forth in this Section 5.7. In any such suit brought to enforce a right to indemnification or to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Covered Person is not entitled to be indemnified, or to an advancement of expenses, shall be on the Partnership (or any Limited Partner acting derivatively or otherwise on behalf of the Partnership or the Limited Partners). The General Partner may not satisfy any right of indemnity or reimbursement granted in this Section 5.7 or to which it may be otherwise entitled except out of the assets of the Partnership (including, without limitation, insurance proceeds and rights pursuant to indemnification agreements), and no Partner shall be personally liable with respect to any such claim for indemnity or reimbursement. The General Partner may enter into appropriate indemnification agreements and/or arrangements reflective of the provisions of this Article 5 with any Covered Person, whether or not such Covered Person is itself a party to this Agreement, and obtain appropriate insurance coverage on behalf and at the expense of the Partnership to secure the Partnership’s indemnification obligations hereunder without the further consent of any Limited Partner. Subject to applicable law, each Covered Person shall be deemed a third party beneficiary (to the extent not a direct party hereto) to this Agreement and, in particular, the provisions of this Article 5, may enforce any rights granted to it pursuant to this Agreement in its own right as if it were a party to this Agreement and shall be entitled to the benefit of the indemnity granted to the Partnership by each of the Funds pursuant to the terms of the Fund LP Agreements.
(c)    To the fullest extent permitted by law, to the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or the Partners, the Covered Person shall not be liable to the Partnership or to any Partner for his good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity to the Partnership or the Partners, are agreed by the Partners to replace such other duties and liabilities of each such Covered Person, save that the General Partner shall act at all times in good faith in accordance with the requirements of the Partnership Law.
(d)    To the fullest extent permitted by law, notwithstanding any of the foregoing provisions of this Section 5.7, the Partnership may but shall not be required to indemnify (i) a Retired Partner (or any other former Limited Partner) with respect to any claim for indemnification or advancement of expenses arising from any conduct occurring more than six months after the date of such Person’s retirement (or other withdrawal or departure), or (ii) a Limited Partner with respect to any claim for indemnification or advancement of expenses as a director, officer or agent of the issuer of any Portfolio Investment to the extent arising from conduct in such capacity occurring more than six months after the complete disposition of such Portfolio Investment by the Fund.
ARTICLE 6
ADMISSIONS, TRANSFERS AND WITHDRAWALS
Section 6.1    Admission of Additional Limited Partners; Effect on Points
(a)    The General Partner may at any time admit as an additional Limited Partner any Person who has agreed to be bound by this Agreement and may assign Points to such Person in accordance with Section 7.1.

(b)    Each additional Limited Partner shall execute (i) either a counterpart to this Agreement or a separate instrument evidencing, to the satisfaction of the General Partner, such Limited Partner’s intent to become a Limited Partner and (ii) the documents contemplated by Section 7.1(b), and shall be admitted as a Limited Partner upon such execution.
Section 6.2    Admission of Additional General Partner
The General Partner may admit one or more additional general partners at any time without the consent of any Limited Partner, other than the Required Voting Partners if such additional general partner is not an Affiliate of AGM. Any additional general partner shall, for the purposes of this Agreement, be deemed admitted as a general partner of the Partnership upon its execution of a deed of adherence, in a form satisfactory to the General Partner, to this Agreement pursuant to which such person undertakes and agrees to become a General Partner of the Partnership and to adhere to and be bound by the provisions of this Agreement on admission as a General Partner. The incumbent General Partner shall make such filings with the Registrar as are necessary pursuant to the Partnership Law to effect the legal admission of any additional general partner of the Partnership.
Section 6.3    Transfer of Interests of Limited Partners
(a)    No Transfer of any Limited Partner’s interest in the Partnership, whether voluntary or involuntary, shall be valid or effective, and no transferee shall become a substituted Limited Partner, unless the prior written consent of the General Partner has been obtained, which consent may be given or withheld by the General Partner. In the event of any Transfer, all of the conditions of the remainder of this Section 6.3 must also be satisfied.
(b)    A Limited Partner or his legal representative shall give the General Partner notice before the proposed effective date of any voluntary Transfer and within 30 days after any involuntary Transfer, and shall provide sufficient information to allow legal counsel acting for the Partnership to make the determination that the proposed Transfer will not result in any of the following consequences:
(i)    require registration of the Partnership or any interest therein under any securities or commodities laws of any jurisdiction;
(ii)    result in a termination of the Partnership under Section 708(b)(1)(B) of the Code or jeopardize the status of the Partnership as a partnership for United States federal income tax purposes; or
(iii)    violate, or cause the Partnership, the General Partner or any Limited Partner to violate, any applicable law, rule or regulation of any jurisdiction.
Such notice must be supported by proof of legal authority and a valid instrument of assignment acceptable to the General Partner.
(c)    In the event any Transfer permitted by this Section 6.3 shall result in multiple ownership of any Limited Partner’s interest in the Partnership, the General Partner may require one or more trustees or nominees, whose names will be entered on the Register of Partnership Interests, to be designated to hold the legal title to the interest and to represent the entire interest transferred for the purpose of receiving all notices which may be given and all payments which may be made under this Agreement, and for the purpose of exercising the rights which the transferees have pursuant to the provisions of this Agreement. The Partnership shall not otherwise be required to recognize any trust or other beneficial ownership of any interest.
(d)    At the direction of a transferring Limited Partner, a permitted transferee shall be entitled to be paid the allocations and distributions attributable to the economic interest in the Partnership transferred to such transferee (and any such payment shall constitute a good and valid discharge of such obligation on the part of the General Partner); provided that such transferee shall not be entitled to the other rights of a Limited Partner as a result of such transfer until he becomes a substituted Limited Partner. No transferee may become a substituted Limited Partner except with the prior written consent of the General Partner (which consent may be given or withheld by the General Partner). Such transferee shall be admitted to the Partnership as a substituted Limited Partner upon execution of a deed of adherence, in a form satisfactory to the General Partner, to this Agreement pursuant to which such transferee undertakes and agrees to become a Limited Partner of the Partnership and to adhere to and be bound by the provisions of this Agreement on admission as a Limited Partner. Notwithstanding the above, the Partnership and the General Partner shall incur no liability for allocations and distributions made in good faith to the transferring Limited Partner until a written instrument of Transfer has been received and accepted by the Partnership and recorded on its books and the effective date of the Transfer has passed.
(e)    Any other provision of this Agreement to the contrary notwithstanding, to the fullest extent permitted by law, any successor or transferee of any Limited Partner’s interest in the Partnership shall be bound by the provisions hereof. Prior to recognizing any Transfer in accordance with this Section 6.3, the General Partner may require the transferee to make certain representations and warranties to the Partnership and Partners and to accept, adopt and approve in writing all of the terms and provisions of this Agreement.
(f)    In the event of a Transfer or in the event of a distribution of assets of the Partnership to any Partner, the Partnership, at the direction of the General Partner, may, but shall not be required to, file an election under Section 754 of the Code and in accordance with the applicable Treasury Regulations, to cause the basis of the Partnership’s assets to be adjusted as provided by Section 734 or 743 of the Code.
(g)    No transfer of a partnership interest shall be effective until the transfer of the partnership interest is registered by the General Partner on the Register of Partnership Interests.
Section 6.4    Withdrawal of Partners
A Partner in the Partnership may not withdraw from the Partnership prior to its dissolution. For the avoidance of doubt, any Limited Partner who transfers to a Related Party such Limited Partner’s entire remaining entitlement to allocations and distributions shall remain a Limited Partner, notwithstanding the admission of the transferee Related Party as a Limited Partner, for as long as the transferee Related Party remains a Limited Partner.

Section 6.5    Pledges
(a)    A Limited Partner shall not pledge or grant a security interest in such Limited Partner’s interest in the Partnership unless the prior written consent of the General Partner has been obtained (which consent may be given or withheld by the General Partner).
(b)    Notwithstanding Section 6.5(a), any Limited Partner may grant to a bank or other financial institution a security interest in such part of such Limited Partner’s interest in the Partnership as relates solely to the right to receive distributions of Operating Profit in the ordinary course of obtaining bona fide loan financing to fund his contributions to the capital of the Partnership or Co-Investors (A). If the interest of the Limited Partner in the Partnership or Co-Investors (A) or any portion thereof in respect of which a Limited Partner has granted a security interest ceases to be owned by such Limited Partner in connection with the exercise by the secured party of remedies resulting from a default by such Limited Partner or upon the occurrence of such similar events with respect to such Limited Partner’s interest in Co-Investors (A), such interest of the Limited Partner in the Partnership or portion thereof shall thereupon become a non-voting interest and the holder thereof shall not be entitled to vote on any matter pursuant to this Agreement and, if applicable, shall no longer be considered a Voting Partner for purposes of this Agreement.
(c)    Any partnership interest in the Partnership may be evidenced by a certificate issued by the Partnership in such form as the General Partner may approve.
(d)    Each certificate representing a partnership interest in the Partnership shall be executed by manual or facsimile signature of the General Partner on behalf of the Partnership.
ARTICLE 7

ALLOCATION OF POINTS; ADJUSTMENTS OF POINTS
AND RETIREMENT OF PARTNERS
Section 7.1    Allocation of Points
(a)    Except as otherwise provided herein, the General Partner shall be responsible for the allocation of Points from time to time to the Limited Partners. The General Partner may allocate Points to a new Limited Partner and/or increase or reduce the Points of any existing Limited Partner at any time; provided that, except as expressly set forth in Sections 7.1(b)(ii), 7.1(d) and 7.3, the General Partner may not reduce (i) a Limited Partner’s Points more than once in a 12-month period or (ii) a Retired Partner’s Vested Points. Notwithstanding anything to the contrary herein, there shall be a maximum of 2,000 Points available for issuance.
(b)    Unless otherwise agreed by the General Partner, the initial allocation of Points to any Limited Partner shall not become effective until:
(i)    the receipt of the following documents, in form and substance satisfactory to the General Partner, executed by such Limited Partner a customary and standard guarantee or guarantees, for the benefit of Fund investors, of the Limited Partner’s Clawback Share of the Partnership’s obligation to make Clawback Payments; and
(ii)    the effective date of the acceptance by Co-Investors (A) of a capital commitment from such Limited Partner (or his Related Party, as applicable) in an amount specified in such Limited Partner’s Award Letter. Upon the occurrence of a default, after the expiration of the applicable cure period set forth in section 4.2 of the Co-Investors (A) Partnership Agreement, in the obligation to contribute capital to Co-Investors (A) in accordance with the Co-Investors (A) Partnership Agreement by a Limited Partner, the General Partner may reduce or eliminate the Points of any such Limited Partner (including the Vested Points of any Retired Partner); and
(iii)    if the Limited Partner is not the individual to whom any covenants contained in such Limited Partner’s Award Letter apply, the receipt of an undertaking, in form and substance satisfactory to the General Partner, executed by the individual to comply with the covenants contained in such Award Letter.
(c)    The number of Points allocated to a Team Member shall not be reduced except as expressly set forth in Sections 7.1(a), 7.1(b)(ii), 7.1(d) and 7.3.
(d)    In addition to Section 7.1(a), the number of Points allocated to a Team Member may be reduced as a consequence of an allocation of Points to another Partner if all of the following conditions are satisfied:
(i)    The allocation of Points is to be made to a Person who is (or will become at the time of the Point allocation) a Team Member.
(ii)    Team Members will hold a number of Points that is greater than the Reserved Team Points.
(iii)    After giving effect to any reduction in a Team Member’s Points, such Team Member will have at least [ ] Points (or, in the case of a Retired Partner, the product of [ ] multiplied by such Retired Partner’s Vesting Percentage at the time of Retirement).
(iv)    The “Commitment Period” (as defined in the Fund LP Agreement) has not expired.
(v)    The reduction in a Team Member’s Points shall be equal to a x b, where:

a =	the excess of the number of Points described in clause (i), above, over the number, determined before such allocation, of Reserved Team Points that are not held by Team Members (“Applicable Points”).

b =
a percentage equal to the aggregate number of Points that were held immediately prior to such reduction by the Team Member whose Points are to be reduced divided by the sum of (a) the aggregate number of Points that were held immediately prior to such reduction by all Team

Members whose Points are to be reduced and (b) the aggregate number of Points that were held by APH immediately prior to such reduction and (c) the aggregate number of Points that were held by each other Limited Partner who had more than [ ] Points at such time.
If, as a result of the reduction described in clause (v) above, a Team Member’s Points would be reduced to below [ ], such Team Member’s Points shall be reduced to [ ] and the balance of the Points that would otherwise have reduced such Team Member’s Points shall instead be treated as Applicable Points and shall reduce the Points of the other Team Members whose Points are to be reduced in accordance with clause (v) above. The same principle shall apply to any other Limited Partner, other than APH, whose Points would be reduced to below [ ].
For purposes of this Agreement, the term “Team Member” means (x) a natural person whose services to AGM or its Affiliates are substantially dedicated to AGM’s or its Affiliates’ credit business, (y) a natural person who, following the date hereof, becomes a Retired Partner and who, on or following the date hereof, held Points in his capacity as a Team Member, or (z) a Related Party of any of the foregoing.
(e)    The General Partner shall maintain on the books and records of the Partnership a record of the number of Points allocated to each Partner and shall give notice to each Limited Partner of the number of such Limited Partner’s Points upon admission to the Partnership of such Limited Partner and promptly upon any change in such Limited Partner’s Points pursuant to this Article 7 and such notice shall include the calculations used by the General Partner to determine the amount of any such reduction.
(f)    In the event that the General Partner in good faith enters into an agreement with respect to a specific transaction pursuant to which a Person other than AGM, a subsidiary of AGM or any of their respective personnel would receive a distribution of Operating Profit that would be made prior to any distribution of Operating Profit with respect to the same transaction for Team Members or their Related Parties (a “Third Party Priority Distribution”), distributions of Operating Profit with respect to such transaction to Partners must be commenced following the Third Party Priority Distribution at the same time to all Partners, in each case, in accordance with Section 4.1(b).
(g)    If a Limited Partner’s Points are reduced pursuant to Section 7.1(a) or 7.1(d) in an aggregate cumulative amount of at least 10% of the highest number of Points held by such Limited Partner at any time, the General Partner shall arrange for such Limited Partner’s capital commitment to Co-Investors (A) to be reduced to an amount that is proportionate to such Limited Partner’s Points; provided that if a Limited Partner’s Points are subsequently increased pursuant to Section 7.3(b), the General Partner shall arrange for such Limited Partner’s capital commitment to Co-Investors (A) to be increased to an amount that is proportionate to such Limited Partner’s Points.
Section 7.2    Retirement of Partner
(a)    A Limited Partner shall become a Retired Partner upon:

(i)    delivery to such Limited Partner of a notice by the General Partner terminating such Limited Partner’s employment by AGM or an Affiliate thereof, unless otherwise determined by the General Partner;
(ii)    delivery by such Limited Partner of a notice to the General Partner, AGM or an Affiliate thereof stating that such Limited Partner elects to resign from or otherwise terminate his or her employment by or service to AGM or an Affiliate thereof; or
(iii)    the death of the Limited Partner, whereupon the estate of the deceased Limited Partner shall be treated as a Retired Partner in the place of the deceased Limited Partner, or the Disability of the Limited Partner.
(b)    If (i) a Limited Partner becomes a Retired Partner for a reason other than an election to resign from employment by or service to AGM or an Affiliate or involuntary termination of employment or service by reason of a Bad Act and (ii) such Limited Partner’s Points are reduced upon retirement pursuant to Section 7.3, upon the request of such Retired Partner, the General Partner shall arrange for such Limited Partner’s capital commitment to Co-Investors (A) to be reduced to an amount that is proportionate to such Limited Partner’s Vested Points. Otherwise, if a Limited Partner’s Points are reduced upon retirement pursuant to Section 7.3, the General Partner may, but shall not be required to, arrange for such Limited Partner’s capital commitment to Co-Investors (A) to be reduced to an amount that is proportionate to such Limited Partner’s Vested Points. A Limited Partner’s capital commitment to Co-Investors (A) shall not be otherwise reduced or released as a result of a Limited Partner becoming a Retired Partner.
(c)    Nothing in this Agreement shall obligate the General Partner to treat Retired Partners alike, and the exercise of any power or discretion by the General Partner in the case of any one such Retired Partner shall not create any obligation on the part of the General Partner to take any similar action in the case of any other such Retired Partner, it being understood that any power or discretion conferred upon the General Partner shall be treated as having been so conferred as to each such Retired Partner separately.
Section 7.3    Effect of Retirement on Points
(a)    The Points of any Limited Partner who becomes a Retired Partner shall be reduced automatically to (i) zero if such retirement is the consequence of a Bad Act and (ii) otherwise, an amount equal to such Limited Partner’s Vested Points calculated as of the Retirement Date. Any such reduction shall be effective as of the Retirement Date or such subsequent date as may be determined by the General Partner; provided that the General Partner may agree to a lesser reduction (or to no reduction) of the Points of any such Limited Partner who becomes a Retired Partner.
(b)    If any Points become available for reallocation as a result of a reduction pursuant to Section 7.3(a) at a time when any Team Member’s Points have been reduced pursuant to Section 7.1(d) and not fully restored, such available Points shall be reallocated, on a pro rata basis, among (i) all such Team Members having any such unrestored Points, (ii) APH and (iii) any other Limited Partner whose Points were reduced, until all such reduced Points of all such Team Members have been fully restored. For this purpose, “pro rata” with respect to any Team Member means a/b, where:

a =	the reduction amounts for such Team Member pursuant to Section 7.1(d), net of all amounts previously restored.

b =
the aggregate of all such net unrestored reduction amounts for all Team Members and APH taking into account only reductions incurred as a consequence of allocations to Team Members, excluding reductions of APH’s Points that increased the number of Reserved Team Points then allocated to Team Members.

If a reduction occurred prior to retirement of a Limited Partner and a Retired Partner has unrestored Points at the time of Retirement, the quantity of such unrestored Points shall be adjusted at that time by multiplying such amount by the Vesting Percentage applicable to such Retired Partner. After restoration of all previously reduced Points, the General Partner shall determine the manner of reallocating any Points that become available as a result of a reduction pursuant to Section 7.3(a).
(c)    Notwithstanding Section 7.3(b), unless otherwise determined by the General Partner in its good faith discretion, the aggregate amount of forfeited Points reallocated to non-Retired Team Members who hold Points shall be apportioned among them in accordance with the Points held by such Team Members at the time the relevant Points are forfeited.
(d)    If one or more Partners or Retired Partners is assigned additional Points and such Partner or Retired Partner and the General Partner agree in connection with such assignment that such assignment may be, for purposes of Section 83 of the Code, a transfer in connection with the performance of services of an interest that would not qualify as a “profits interest” within the meaning of IRS Revenue Procedure 93-27, then to the extent mutually agreed by such Partner or Retired Partner and the General Partner, the Partnership may make such adjustments to the amounts allocated and distributed to such Partner or Retired Partner with respect to such interest (and corresponding adjustments to other allocations and distributions for Partners and Retired Partners as determined by the General Partner) so as to cause such interest to qualify as a “profits interest” within the meaning of IRS Revenue Procedure 93-27.
ARTICLE 8
DISSOLUTION AND LIQUIDATION
Section 8.1    Liquidation and Dissolution of Partnership
(a)    The General Partner, except where, the General Partner is unable to perform this function, a liquidator elected by a majority in interest (determined by Points) of Limited Partners, shall commence the winding-up of the Partnership pursuant to the Partnership Law upon occurrence of any Winding-Up Event. The General Partner or appointed liquidator shall terminate the business and administrative affairs of the Partnership and commence the liquidation of the Partnership’s assets.
(b)    Capital Profit and Capital Loss, Operating Profit and Operating Loss during the Fiscal Years that include the period of liquidation shall be allocated pursuant to Section 3.4. The proceeds from liquidation shall be distributed in the following manner:

(i)    first, the debts, liabilities and obligations of the Partnership including the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), up to and including the date that distribution of the Partnership’s assets to the Partners has been completed, shall be satisfied (whether by payment or by making reasonable provision for payment thereof); and
(ii)    thereafter, the Partners shall be paid amounts pro rata in accordance with and up to the positive balances of their respective Capital Accounts, as adjusted pursuant to Article 3.
(c)    Anything in this Section 8.1 to the contrary notwithstanding, the General Partner or liquidator may distribute ratably in kind rather than in cash, upon the winding-up of the Partnership, any assets of the Partnership in accordance with the priorities set forth in Section 8.1(a), provided that if any in kind distribution is to be made the assets distributed in kind shall be valued as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 8.1(a).
(d)    Upon completion of the winding-up of the Partnership in accordance with the terms hereof the Partnership shall be dissolved by the filing of a notice of dissolution in accordance with the provisions of the Partnership Law.
ARTICLE 9
GENERAL PROVISIONS
Section 9.1    Consistent Economic Treatment
Except as otherwise specifically provided herein, the General Partner shall not treat any Limited Partner other than APH in a manner that is materially adverse in comparison with the treatment of APH with respect to allocations of Operating Profit, distributions of Operating Profit, Point dilution and funding of Clawback Shares. For the avoidance of doubt, the foregoing is not intended to limit the General Partner’s authority relating to forfeiture of Points due to retirement or Bad Acts and allocation of Points to APH to the extent not required to be allocated to Team Members.
Section 9.2    Amendment of Partnership Agreement and Co-Investors (A) Partnership Agreement
(a)    The General Partner may amend this Agreement at any time, in whole or in part, without the consent of any Limited Partner by giving notice of such amendment to any Limited Partner whose rights or obligations as a Limited Partner pursuant to this Agreement are changed thereby; provided that any amendment that would effect a materially adverse change in the contractual rights or obligations of a Partner (such rights or obligations determined without regard to the amendment power reserved herein) may only be made if the written consent of such Partner is obtained prior to the effectiveness thereof; provided that any amendment that increases a Partner’s obligation to contribute to the capital of the Partnership or increases such Partner’s Clawback Share shall not be effective with respect to such Partner, unless such Partner consents thereto in advance in writing. Notwithstanding the foregoing, the General Partner may amend this Agreement at any time, in whole or in part, without the consent of any Limited Partner to enable the Partnership to (i) comply with the requirements of the “Safe Harbor” Election within the meaning of the Proposed Revenue Procedure of Notice 2005-43, 2005-24 IRB 1, Proposed Treasury Regulation Section 1.83-3(e)(1) or Proposed Treasury Regulation Section 1.704-1(b)(4)(xii) at such time as such proposed Procedure and Regulations are effective and to make any such other related changes as may be required by pronouncements or Treasury Regulations issued by the Internal Revenue Service or Treasury Department after the date of this Agreement and (ii) comply with applicable law; provided that any amendment pursuant to clause (i) that would cause a Limited Partner’s rights to allocations and distributions to suffer a material adverse change only may be made if the written consent of such Limited Partner is obtained prior to the effectiveness thereof. An adjustment of Points shall not be considered an amendment to the extent effected in compliance with the provisions of Section 7.1 or Section 7.3 as in effect on the date hereof or as hereafter amended in compliance with the requirements of this Section 9.2(a). The General Partner’s approval of or consent to any transaction resulting in the substitution of another Person in place of the Partnership as the managing or general partner of any of the Funds or any change to the scheme of distribution under any of the Fund LP Agreements that would have the effect of reducing the Partnership’s allocable share of the Net Income of any Fund shall require the consent of any Limited Partner adversely affected thereby.
(b)    Notwithstanding the provisions of this Agreement, including Section 9.2(a), it is hereby acknowledged and agreed that the General Partner on its own behalf or on behalf of the Partnership without the approval of any Limited Partner or any other Person may enter into one or more side letters or similar agreements with one or more Limited Partners which have the effect of establishing rights under, or altering or supplementing the terms of this Agreement. The parties hereto agree that any terms contained in a side letter or similar agreement with one or more Limited Partners shall govern with respect to such Limited Partner or Limited Partners notwithstanding the provisions of this Agreement. Any such side letters or similar agreements shall be binding upon the Partnership or the General Partner, as applicable, and the signatories thereto as if the terms were contained in this Agreement, but no such side letter or similar agreement between the General Partner and any Limited Partner or Limited Partners and the Partnership shall adversely amend the contractual rights or obligations of any other Limited Partner without such other Limited Partner’s prior consent.
(c)    The provisions of this Agreement that affect the terms of the Co-Investors (A) Partnership Agreement applicable to Limited Partners constitute a “side letter or similar agreement” between each Limited Partner and the general partner of Co-Investors (A), which has executed this Agreement exclusively for purposes of confirming the foregoing.
(d)    Notwithstanding any term of this Agreement, the consent of or notice to any person who is not a party to this Agreement shall not be required for any termination, rescission or agreement to any variation, waiver, assignment, novation, release or settlement under this Agreement at any time.
Section 9.3    Special Power-of-Attorney
(a)    Each Partner hereby irrevocably makes, constitutes and appoints the General Partner with full power of substitution, the true and lawful representative and attorney-in-fact, and in the name, place and stead of such Partner, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:
(i)    any amendment to this Agreement which complies with the provisions of this Agreement (including the provisions of Section 9.2);
(ii)    all such other instruments, documents and certificates which, in the opinion of legal counsel to the Partnership, may from time to time be required by the laws of the Cayman Islands or any other jurisdiction, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid and subsisting existence and business of the Partnership as an exempted limited partnership or partnership in which the limited partners thereof enjoy limited liability;
(iii)    all such instruments, certificates, agreements and other documents relating to the conduct of the investment program of any of the Funds which, in the opinion of such attorney-in-fact and the legal counsel to the Funds, are reasonably necessary to accomplish the legal, regulatory and fiscal objectives of the Funds in connection with its or their acquisition, ownership and disposition of investments, including, without limitation:

(A)	the governing documents of any management entity formed as a part of the tax planning for any of the Funds and any amendments thereto; and

(B)	documents relating to any restructuring transaction with respect to any of the Funds’ investments, provided that such documents referred to in clauses (A) and (B) above, viewed individually or in the aggregate, provide substantially equivalent financial and economic rights and obligations with respect to such Limited Partner and otherwise do not:

(1)
increase the Limited Partner’s overall financial obligation to make capital contributions with respect to the relevant Fund (directly or through any associated vehicle in which the Limited Partner holds an interest);

(2)
diminish the Limited Partner’s overall entitlement to share in profits and distributions with respect to the relevant Fund (directly or through any associated vehicle in which the Limited Partner holds an interest);

(3)	cause the Limited Partner to become subject to increased personal liability for any debts or obligations of the Partnership; or

(4)	otherwise result in an adverse change in the overall rights or obligations of the Limited Partner in relation to the conduct of the investment program of any of the Funds;
(iv)    any instrument or document necessary or advisable to implement the provisions of Section 3.8;
(v)    any written notice or letter of resignation from any board seat or office of any Person (other than a company that has a class of equity securities registered under the United States Securities Exchange Act of 1934, as amended, or that is registered under the United States Investment Company Act of 1940, as amended), which board seat or office was occupied or held at the request of the Partnership or any of its Affiliates; and
(vi)    all such proxies, consents, assignments and other documents as the General Partner determines to be necessary or advisable in connection with any merger or other reorganization, restructuring or other similar transaction entered into in accordance with this Agreement (including the provisions of Section 9.6(c)).
(b)    Each Limited Partner is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Partnership without his consent. If an amendment to this Agreement or any action by or with respect to the Partnership is taken by the General Partner in the manner contemplated by this Agreement, each Limited Partner agrees that, notwithstanding any objection which such Limited Partner may assert with respect to such action, the General Partner is authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Partner is fully aware that each other Partner will rely on the effectiveness of this power-of-attorney with a view to the orderly administration of the affairs of the Partnership. Each Limited Partner agrees that the power-of-attorney granted hereby is intended to secure an interest in property and, in addition, the obligations of each such Limited Partner under this Agreement and as such:
(i)    shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Partnership or the General Partner shall have had notice thereof; and
(ii)    shall survive any Transfer by a Limited Partner of the whole or any portion of its interest in the Partnership, except that, where the transferee thereof has been approved by the General Partner for admission to the Partnership as a substituted Limited Partner, this power of attorney given by the transferor shall survive such Transfer for the sole purpose of enabling the General Partner to execute, acknowledge and file any instrument necessary to effect such substitution.
Section 9.4    Notices

Any notice required or permitted to be given under this Agreement shall be in writing. A notice to the General Partner shall be directed to the attention of Leon D. Black with a copy to the general counsel of the Partnership. A notice to a Limited Partner shall be directed to such Limited Partner’s last known residence as set forth in the books and records of the Partnership or its Affiliates (a Limited Partner’s “Home Address”). A notice shall be considered given when delivered to the addressee either by hand at his Partnership office or electronically to the primary e-mail account supplied by the Partnership for Partnership business communications, except that a notice to a Retired Partner or a notice demanding cure of a Bad Act shall be considered given only when delivered by hand or by a recognized overnight courier, together with mailing through the United States Postal System by regular mail to such Retired Partner’s Home Address.
Section 9.5    Agreement Binding Upon Successors and Assigns
This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors by operation of law, but the rights and obligations of the Partners hereunder shall not be assignable, transferable or delegable except as expressly provided herein, and any attempted assignment, transfer or delegation thereof that is not made in accordance with such express provisions shall be void and unenforceable.
Section 9.6    Merger, Consolidation, etc.
(a)    Subject to Sections 9.6(b) and 9.6(c), the Partnership may merge or consolidate with or into one or more limited partnerships formed under any applicable law or other business entities under applicable law pursuant to an agreement of merger or consolidation which has been approved by the General Partner.
(b)    Subject to Section 9.6(c) but notwithstanding any other provision to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with Section 9.6(a) may, to the extent permitted by Section 9.6(a), (i) effect any amendment to this Agreement, (ii) effect the adoption of a new partnership agreement for the Partnership if it is the surviving or resulting limited partnership in the merger or consolidation, or (iii) provide that the partnership agreement of any other constituent limited partnership to the merger or consolidation (including a limited partnership formed for the purpose of consummating the merger or consolidation) shall be the partnership agreement of the surviving or resulting limited partnership.
(c)        The General Partner shall have the power and authority to approve and implement any merger, consolidation or other reorganization, restructuring or similar transaction without the consent of any Limited Partner, other than any Limited Partner with respect to which the General Partner has determined that such transaction will, or is more likely than not to, result in any material adverse change in the financial and other material rights of such Limited Partner conferred by this Agreement and any side letter or similar agreement entered into pursuant to Section 9.2(b) or the imposition of any material new financial obligation on such Limited Partner. Subject to the foregoing, the General Partner may require one or more of the Limited Partners to sell, exchange, transfer or otherwise dispose of their interests in the Partnership in connection with any such transaction, and each Limited Partner shall take such action as may be directed by the General Partner to effect any such transaction.

Section 9.7    Governing Law; Dispute Resolution
(a)    This Agreement, and the rights of each and all of the Partners hereunder, shall be governed by and construed in accordance with the laws of the Cayman Islands, without regard to conflict of laws rules thereof.
(b)    Subject to Section 9.7(c), any dispute, controversy, suit, action or proceeding arising out of or relating to this Agreement, other than injunctive relief, will be settled exclusively by arbitration, conducted before a single arbitrator in New York County, New York (applying Cayman Islands law) in accordance with, and pursuant to, the applicable rules of JAMS (“JAMS”). The decision of the arbitrator will be final and binding upon the parties hereto. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Either party may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the U.S. Federal Arbitration Act or the New York Arbitration Act. The party that is determined by the arbitrator not to be the prevailing party will pay all of the JAMS administrative fees, the arbitrator’s fee and expenses. Each party shall be responsible for such party’s attorneys’ fees. If neither party is so determined, such fees shall be shared. Each party shall be responsible for such party’s attorneys’ fees. IF THIS AGREEMENT TO ARBITRATE IS HELD INVALID OR UNENFORCEABLE THEN, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTNER AND THE PARTNERSHIP WAIVE AND COVENANT THAT THE PARTNER AND THE PARTNERSHIP WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT ANY OF THE PARTNERSHIP OR ANY OF ITS AFFILIATES OR THE PARTNER MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTNERSHIP AND ITS AFFILIATES, ON THE ONE HAND, AND THE PARTNER, ON THE OTHER HAND, IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THAT ANY PROCEEDING PROPERLY HEARD BY A COURT UNDER THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
(c)    Nothing in this Section 9.7(c) will prevent the General Partner or a Limited Partner from applying to a court for preliminary or interim relief or permanent injunction in a judicial proceeding (e.g., injunction or restraining order), in addition to and not in lieu of any other remedy to which it may be entitled at law or in equity, if such relief from a court is necessary to preserve the status quo pending resolution or to prevent serious and irreparable injury in connection with any breach or anticipated breach of covenants applicable pursuant to a Limited Partner’s Award Letter; provided, however, that all parties explicitly waive all rights to seek preliminary, interim, injunctive or other relief in a judicial proceeding and all parties submit to the exclusive jurisdiction of the forum described in Section 9.7(b) for any dispute or claim concerning continuing entitlement to distributions or other payments, even if such dispute or claim involves or relates to any restrictive covenants set forth in such Limited Partner’s Award Letter. For the purposes of this Section 9.7(c), each party hereto consents to the exclusive jurisdiction and venue of the courts of the state and federal courts within the County of New York in the State of New York.
Section 9.8    Termination of Right of Action
Every right of action arising out of or in connection with this Agreement by or on behalf of any past, present or future Partner or the Partnership against any past, present or future Partner shall, to the fullest extent permitted by applicable law, irrespective of the place where the action may be brought and irrespective of the residence of any such Partner, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises.
Section 9.9    Not for Benefit of Creditors
The provisions of this Agreement are intended only for the regulation of relations among Partners and between Partners and former or prospective Partners and the Partnership. This Agreement is not intended for the benefit of any Person who is not a Partner, and no rights are intended to be granted to any other Person who is not a Partner under this Agreement.
Section 9.10    Reports
As soon as practicable after the end of each taxable year, the General Partner shall furnish to each Limited Partner (a) such information as may be required to enable each Limited Partner to properly report for United States federal and state income tax purposes his distributive share of each Partnership item of income, gain, loss, deduction or credit for such year, and (b) a statement of the total amount of Operating Profit or Operating Loss for such year, including a copy of the United States Internal Revenue Service Schedule “K-1” issued by the Partnership to such Limited Partner, and a reconciliation of any difference between (i) such Operating Profit or Operating Loss and (ii) the aggregate net profits or net losses allocated by the Funds to the Partnership for such year (other than any difference attributable to the aggregate Capital Profit or Capital Loss allocated by the Funds to the Partnership for such year).
Section 9.11    Filings
The Partners hereby agree to take any measures necessary (or, if applicable, refrain from any action) to ensure that the Partnership is treated as a partnership for United States federal, state and local income tax purposes.
Section 9.12    Headings, Gender, Etc.
The section headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof. As used herein, masculine pronouns shall include the feminine and neuter, and the singular shall be deemed to include the plural.
Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as a deed on the day and year first above written.

General Partner:

FINANCIAL CREDIT II CAPITAL MANAGEMENT, LLC

By:         /s/ Joseph D. Glatt
Name:    Joseph D. Glatt
Title:    Vice President

in the presence of:      /s/ Kristina Hoops
Name:    Kristina Hoops

Limited Partner:

APH HOLDINGS, L.P.

By:     Apollo Principal Holdings III GP, Ltd.,
its general partner

By:         /s/ Joseph D. Glatt
Name:    Joseph D. Glatt
Title:    Vice President

in the presence of:      /s/ Kristina Hoops
Name:    Kristina Hoops

Financial Credit Investment Advisors II, L.P.
Amended and Restated Agreement of
Exempted Limited Partnership
Signature Page

On behalf of all Limited Partners listed in the Register of Partnership Interests as Limited Partners (other than any person whose signature appears herein) who are being admitted to the Partnership as a Limited Partner pursuant to powers of attorney granted to FINANCIAL CREDIT II CAPITAL MANAGEMENT, LLC

FINANCIAL CREDIT II CAPITAL MANAGEMENT, LLC

By:         /s/ Joseph D. Glatt
Name:    Joseph D. Glatt
Title:    Vice President

in the presence of:      /s/ Kristina Hoops
Name:    Kristina Hoops

For purposes of Section 9.2(c):

APOLLO CO-INVESTORS MANAGER, LLC

By:      /s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title:     Vice President

in the presence of:      /s/ Kristina Hoops
Name:    Kristina Hoops

Financial Credit Investment Advisors II, L.P.
Amended and Restated Agreement of
Exempted Limited Partnership
Signature Page